SHARE PURCHASE/SALE AGREEMENT

THIS AGREEMENT made the 27th day of March, 2007

BETWEEN:

RENE DUREAULT
(the "Vendor")

and

EPOD INTERNATIONAL INC.
(the "Purchaser")

WHEREAS:

A. The Vendor is the owner of the Shares described in Schedule "A" attached hereto (the "Shares") in the capital stock of Mill Creek Developments Ltd, (the "Company") which Shares are issued as fully paid and non-assessable;

B. The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the Vendor's right, title, and interest in and to the Shares, on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of ten ($10.00) dollars and other good and valuable consideration now paid by each of the parties to the other (the receipt and sufficiency of which is acknowledged) and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.     Purchase and Sale

1.1    The Purchaser agrees to purchase the Shares from the Vendor, and the Vendor agrees to sell the Shares to the Purchaser in consideration of the sum of twelve million ($12,000,000.00) dollars and twenty-four million (24,000,000) shares of the Purchaser (collectively the ''Purchase Price") on the terms and conditions contained in this Agreement.

1.2    Subject to the adjustments described in this Agreement, the Purchase Price shall be payable by the Purchaser as follows:

(a)    by payment of six hundred thousand ($600,000.00) dollars on the Closing Date;

(b)    by payment of one million ($1,000,000.00) dollars on May 31, 2007;

Share Purchase/Sale Agreement

(c)    by payment of four million four hundred thousand ($4,400,000.00) dollars on July 31, 2007;

(d)    by payment of six million ($6,000,000.00) dollars on January 4, 2008;

(e)    by delivery of twenty-four million (24,000,000) shares of EPOD International Inc. to the Vendor by April 30, 2007 or as available from treasury, The Vendor will have the right to take all necessary steps to implement the share issuance.

2.     Vendor's Representations and Warranties

2.1   The Vendor represents and warrants to the Purchaser, with the intent that the Purchaser shall rely on such in entering into this Agreement and in concluding the purchase and sale contemplated in this Agreement, that as of the date of the Agreement (unless otherwise specified) and the Closing Date (unless this Agreement is earlier terminated):

(a)    the Vendor is the registered and beneficial owner of the Shares;

(b)    on the Closing Date the Vendor will have no indebtedness to any person, business, company, or governmental authority which by operation of law or otherwise then constitutes a lien, charge or encumbrance on the Shares;

(c)    there is no claim or litigation pending against the Shares;

(d)    the Vendor is a resident in Canada within the meaning of the Income Tax Act (Canada);

(e)    all current assets of the Company will remain property of the Company except the assets as set out in Schedule "B" attached hereto;

3.     Title to the Purchased Shares

On the Closing Date, the Vendor shall have good and marketable title to the Shares free and clear of all liens, charges, and encumbrances except for the Permitted Encumbrances;

4.     Shares

The Vendor owns the Shares as the legal and beneficial owner thereof, free of all liens, claims, charges and encumbrances whatsoever. The Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Shares.

Share Purchase/Sale Agreement

5.     Survival of Vendor's Representations and Warranties

The representations and warranties contained in paragraph shall survive the Closing Date and shall continue in full force and effect for the benefit of the Purchaser after the Closing Date notwithstanding any independent inquiry or investigation by the Purchaser or the waiver by the Purchaser of any conditions.

6.     Vendor's Indemnity

6.1   The Vendor will indemnify the Purchaser against, and save it harmless from, any loss, cost or damage of any nature whatsoever sustained by the Purchaser directly or indirectly by reason of a breach or inaccuracy of any of the warranties or representations.

6.2    The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement relying on such warranties and representations and the other warranties, representations, terms and conditions set out in this Agreement.

7.     Purchaser's Representations and Warranties

7.1   The Purchaser hereby represents and warrants as representations and warranties that will be true as of the Closing Date as follows:

(a)   the Purchaser is a body corporate duly incorporated and existing under the laws of the State of Nevada and duly qualified to purchase and own the Shares and the Purchaser has full power, authority and capacity to enter into this Agreement and carry out the transactions contemplated herein;

(b)   there is no action or proceeding pending or to the Purchaser's knowledge threatened against the Purchaser before any court, arbiter, arbitration panel, administrative tribunal or agency which, if decided adversely to the Purchaser, might materially affect the Purchaser's ability to perform its obligations hereunder; and

(c)   neither the Purchaser entering into this Agreement nor the performance of its terms will result in the breach of or constitute a default under any term or provision of any indenture, mortgage, deed of trust or other agreement to which the Purchaser is bound or subject

(d)   Michael Matvieshen will deliver voting control over approximately thirty million (30,000,000.00) shares of Epod International Inc, on closing so that Rene Dureault will have control over the operations of Epod in regards to any disposition of any of the assets of the Company.

8.     Covenants

8.1   The Purchaser covenants and agrees with the Vendor:

Share Purchase/Sale Agreement

(a)   to pay, account for, or set off all of the Vendor's personal income tax arising with respect to the twelve million ($12,000,000.00) dollar payment to the Vendor described in paragraph 1.2 of this Agreement so that the said payment is income tax free to the Vendor.

(b)   that the Vendor will be granted security, including a mortgage, for the unpaid portion of the Purchase Price, over all the assets of the Company on such terms as are acceptable to the Vendor until the Vendor is paid in full according to the terms of this Agreement.

(c)   that the Vendor will retain voting control of the Company with respect to the disposition of the assets of the Company and remain as sole Director of the Company until the Vendor is paid in full according to the terms of this Agreement.

(d)   that one hundred (100%) percent of the net proceeds from the sale or financing of any assets of the Company, after payment of any existing encumbrances or mortgages, including Valley First Credit Union, will be paid to the Vendor as a credit to any unpaid balance of the Purchase Price owing to the Vendor. There will be no further encumbering or sale of any of the assets of the Company without the prior written consent of the Vendor.

9.     Survival of Covenants

The covenants contained in paragraph shall survive the Closing Date and shall continue in full force and effect for the benefit of the Purchaser.

10.     Closing Procedure

The purchase and sale of the Shares will complete on or before March 30, 2007 (the "Closing Date").

11.     Vendor' Documents

Prior to the Closing Date, the Vendor shall deliver to the Purchaser the following:

(a)   share certificates representing the Shares duly endorsed for transfer;

(b)   all financial records and statements of the Company and all contracts entered into by the Company;

(c)   such other documents and assurances as may be reasonably required by the Purchaser to give full effect to the intent and meaning of this Agreement;

(d)   a statutory declaration sworn by the Vendor certifying, to the best of their knowledge, information and belief (after due enquiry) that the representations and warranties of the Vendor set forth in paragraph 3.1 hereof are true and correct as of the Closing Date;

Share Purchase/Sale Agreement
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12.    Miscellaneous

Time shall be of the essence of this agreement and the transactions contemplated in this Agreement notwithstanding the extension of any of the dates under this Agreement. The parties agree to Sign all other agreement necessary to implement this agreement and to make it binding.

13.     Tender

Any tender of documents or money may be made upon the party being tendered or upon its solicitors, and money may be tendered by certified cheque, solicitor's trust cheque, or bank draft.

14.     Notice

Any notice required or permitted to be given under this Agreement shall be sufficiently given if delivered personally or if sent by prepaid registered mail as follows:

to the Purchaser at:

Unit 5 470 Neave Court
Kelowna, BC

to the Vendor at:

5-215 Neave Road
Kelowna, BC

provided that any party shall be entitled to designate another address by giving notice of it to the other party in accordance with the terms of this Agreement. Any notice so mailed shall be deemed to have been received, except during a period of interruption of normal postal service, on the fourth business day following the date of mailing in Kelowna, B.C.

15.     Further Assurances

Each of the parties shall, at the expense of the other party, execute and deliver all such further documents and do such further acts and things as the other party may reasonably request from time to time to give full effect to this Agreement

16.     Payment of Fees

Each party shall pay its own legal fees. The Purchaser shall be responsible for all registration fees payable in connection with registration of the security documents referred to in paragraph 7.6 but the Vendor shall be responsible for the costs of clearing title to the Shares of any financial encumbrances.

Share Purchase/Sale Agreement

17.     Binding Effect

This Agreement shall enure to the benefit of and be binding upon the parties, their respective heirs, executors, administrators, and other legal representatives and, to the extent permitted in this Agreement, their respective successors and assigns.

18.     Applicable Law

This Agreement shall be interpreted in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia.

19.     Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of the Agreement and contains all of the representations, warranties, covenants and agreements of the respective parties, and may not be amended or modified except by an instrument in writing executed by all parties. This Agreement supersedes all prior agreements, memoranda, and negotiations between the parties.

20.     Schedules

The Schedules attached to this Agreement form part of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SCHEDULE A

Issued Shares

One Hundred Percent (100%) of the issued and outstanding shares of Mill Creek Developments Ltd., being on thousand (1,000) Class "A" Common Voting Shares.

SCHEDULE B

Excluded Assets

1.    395 Hereron Road, Kelowna, British Columbia - Lot 14, Plan KAP68009

2.     All construction equipment owned by Mill Creek Developments Ltd.